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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12
NATIONAL EQUIPMENT SERVICES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NATIONAL EQUIPMENT SERVICES, INC.

NOTICE OF 2003 ANNUAL MEETING
AND PROXY STATEMENT

NATIONAL EQUIPMENT SERVICES, INC.
1603 Orrington Avenue, Suite 1600
Evanston, Illinois 60201

Dear Stockholder:

        You are cordially invited to attend the Annual Meeting of Stockholders of National Equipment Services, Inc., which will be held on Thursday, May 29, 2003, at 1:00 p.m., local time, at Aon Center, 200 East Randolph Drive, Chicago, IL 60601.

        The Notice of Meeting, Proxy Statement and Proxy Form are included with this letter. The matters listed in the Notice of Meeting are more fully described in the Proxy Statement.

        It is important that your shares are represented and voted at the Annual Meeting, regardless of the size of your holdings. Accordingly, please mark, sign and date the enclosed Proxy Form and return it promptly in the enclosed envelope. If you attend the Annual Meeting, you may, of course, withdraw your proxy should you wish to vote in person.

Sincerely,
/s/ MICHAEL D. MILLIGAN
Michael D. Milligan Senior Vice President and Secretary

NATIONAL EQUIPMENT SERVICES, INC.
1603 Orrington Avenue, Suite 1600
Evanston, Illinois 60201

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

        The Annual Meeting of Stockholders of National Equipment Services, Inc. (the "Company") will be held on Thursday, May 29, 2003, at 1:00 p.m., local time, at Aon Center, 200 East Randolph Drive, Chicago, IL 60601 to consider and take action with respect to the following matters:

  1.
  The election of one director to hold office for a term of three years;

  2.
  The ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent public accountants for the year ending December 31, 2003; and

  3.
  The transaction of such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

        Holders of record of the Company's Common Stock at the close of business on April 14, 2003 are entitled to receive notice of and to vote on all matters presented at the Annual Meeting and at any adjournments or postponements thereof. A list of such stockholders will be available for examination by any stockholder for any purpose germane to the meeting during normal business hours at the Company's principal executive offices, 1603 Orrington Avenue, Suite 1600, Evanston, Illinois 60201, for a period of 10 days prior to the meeting, and at the meeting.

By Order of the Board of Directors
/s/ MICHAEL D. MILLIGAN
Michael D. Milligan Senior Vice President and Secretary
April 29, 2003

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON AND REGARDLESS OF THE NUMBER OF SHARES YOU OWN, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY FORM AND MAIL IT PROMPTLY IN THE ENVELOPE PROVIDED TO ENSURE THAT YOUR SHARES WILL BE REPRESENTED. YOU MAY NEVERTHELESS VOTE IN PERSON IF YOU ATTEND THE ANNUAL MEETING. IN ADDITION, YOUR PROXY IS REVOCABLE AT ANY TIME BEFORE IT IS VOTED BY WRITTEN NOTICE TO THE SECRETARY OF THE COMPANY OR BY DELIVERY OF A LATER-DATED PROXY.

NATIONAL EQUIPMENT SERVICES, INC.
1603 Orrington Avenue, Suite 1600
Evanston, Illinois 60201

PROXY STATEMENT

Annual Meeting of Stockholders
to be held on
May 29, 2003

        This proxy statement (this "Proxy Statement") is being furnished to the holders of Common Stock, par value $0.01 per share (the "Common Stock"), and Senior Redeemable Convertible Preferred Stock, Series A, par value $0.01 per share (the "Preferred Stock"), of National Equipment Services, Inc. (the "Company") in connection with the solicitation of proxies by and on behalf of the Board of Directors of the Company (the "Board of Directors" or the "Board") for use at the annual meeting of stockholders to be held on Thursday, May 29, 2003, at 1:00 p.m., local time, at Aon Center, 200 East Randolph Drive, Chicago, IL 60601, and at any adjournments or postponements thereof (the "Annual Meeting"). The purpose of the Annual Meeting is to elect one director to the Board and to ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent public accountants for 2003.

        The Notice of Meeting, this Proxy Statement and the Proxy Form are being mailed on or about April 29, 2003 to holders of record of the Common Stock and Preferred Stock (collectively, the "Stock") at the close of business on April 14, 2003 (the "Record Date"). The Company's Annual Report on Form 10-K for the year ended December 31, 2002, is being mailed to stockholders with this Proxy Statement.

        If the enclosed proxy form (the "Proxy Form") is properly signed, dated and returned to the Company, the individuals identified as proxies thereon will vote the shares represented by the Proxy Form in accordance with the directions noted thereon. If no direction is indicated, the proxies will vote FOR the election of the nominee named herein as director and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent public accountants for 2003. The Company's management does not know of any matters other than those discussed in this Proxy Statement that will be presented at the Annual Meeting. If other matters are presented, all proxies will be voted in accordance with the recommendations of the Company's management.

        Returning your completed Proxy Form will not prevent you from voting in person at the Annual Meeting if you are present and wish to vote. In addition, you may revoke your proxy any time before it is voted by written notice to the Secretary of the Company prior to the Annual Meeting at the Company's principal executive offices at the address above or by submission of a later-dated proxy.

        As of the Record Date, there were issued and outstanding 21,151,163 shares of Common Stock and 100,000 shares of Preferred Stock. Only stockholders of record on the books of the Company at the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting.

        Each stockholder of record on the Record Date is entitled to one vote for each share of Common Stock registered in its name and 76.923077 votes for each share of Preferred Stock registered in its name. The holders of Common Stock and Preferred Stock will vote, together as a single class, on all actions submitted to a vote at the meeting. A majority of the issued and outstanding Stock will constitute a quorum for the transaction of all business.

        Pursuant to Delaware law, abstentions are treated as present and entitled to vote, and therefore are counted in determining the existence of a quorum and will have the effect of a vote against any matter requiring the affirmative vote of a majority of the shares present and entitled to vote at the Annual Meeting.

        Under Delaware law, broker "non-votes" are considered present but not entitled to vote, and thus will be counted in determining the existence of a quorum but will have no practical effect in the determination of whether a matter requiring approval of a majority of the shares present and entitled to vote has been approved or whether a plurality of the vote of the shares present and entitled to vote has been cast.

PROPOSAL 1

ELECTION OF DIRECTORS

        The Company's by-laws provide that the size of the Board shall be fixed from time to time by resolution of the Board and that the remaining directors may fill vacancies on the Board. The Board currently consists of five directors who serve staggered three-year terms. Daniel Timm's term will expire at the 2003 Annual Meeting. Carl Thoma's term will expire at the 2004 Annual Meeting. John Molner's and Ronald St. Clair's terms will expire at the 2005 Annual Meeting. Each director is elected to serve for the remaining term of any vacancy filled by the director or until the third succeeding annual meeting of stockholders (if elected at an annual meeting of stockholders) or until a successor is duly elected.

        As long as The 1818 Fund III, L.P. ("The 1818 Fund") holds 20% of the shares of Common Stock issued or issuable upon conversion of the 60,000 shares of Preferred Stock acquired by it in a private placement in 1999, it is entitled to designate one director to the Board to be included in the slate of nominees recommended by the Board and to designate such director's successor at subsequent annual meetings at which such director's or successor's term expires. Mr. Molner is The 1818 Fund's designee.

        Mr. Timm has been nominated for re-election at the Annual Meeting. See "Management—Nominees for Director" and "Management—Continuing Directors" for information with respect to Mr. Timm and the continuing directors of the Company. The Company believes that Mr. Timm is willing to be elected and to serve. In the event that Mr. Timm is unable to serve or is otherwise unavailable for election, which is not now contemplated, the incumbent Board may or may not select a substitute nominee. If a substituted nominee is selected, all proxies will be voted for the person selected.

        Directors will be elected at the Annual Meeting by a plurality of the votes cast at the meeting by the holders of shares of Stock represented in person or by proxy. There is no cumulative voting as to any matter, including the election of directors.

The Board of Directors recommends a vote "FOR" the election of the nominee.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

        The Board of Directors, upon recommendation of its Audit Committee, has selected the accounting firm of PricewaterhouseCoopers LLP to serve as independent auditors of the Company with respect to 2003 to examine the financial statements of the Company for the year ending December 31, 2003 and to perform other appropriate accounting services.

        Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting to respond to questions and to make a statement if they desire to do so. If the stockholders do not ratify this appointment by the affirmative vote of a majority of the shares of Stock represented in person or by proxy at the Annual Meeting, the Board of Directors, upon recommendation by the Audit Committee, will consider other independent public accountants.

The Board of Directors recommends a vote "FOR" ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent public accountants for 2003.

MANAGEMENT

        The following sets forth certain information as of April 8, 2003, with respect to the Company's nominees for director, the Company's continuing directors, and the executive officers of the Company. The Board has the power to appoint the officers of the Company. Each officer will hold office for such term as may be prescribed by the Board and until such person's successor is chosen and qualified or until such person's death, resignation or removal.

Nominees for Director

Daniel Timm	Age: 42

          Mr. Timm has served as a director of the Company since December 4, 2002. Mr. Timm is a principal at Golder, Thoma, Cressy, Rauner, Inc. Mr. Timm joined Golder, Thoma, Cressy Rauner, Inc. in 2000. Previously, he served as CFO at Chatham Technologies, a contract electronics manufacturer, and President and COO at The Bruss Company, a food processor. Mr. Timm currently serves as a director of various companies, including HomeBanc Mortgage, NCP Solutions, VeriFone and Wallace Theaters.

Continuing Directors

Carl Thoma	Age: 54

          Mr. Thoma is Chairman of the Board of the Company and has served as a director of the Company since its founding in June 1996. Mr. Thoma is the Managing Partner of Thoma Cressey Equity Partners, a private equity investment company in Chicago, Illinois, Denver, Colorado and San Francisco, California formed in December 1997 as a successor to Golder, Thoma, Cressey, Rauner, Inc. He also co-founded and has been a Managing Director of Golder, Thoma, Cressey, Rauner, Inc., the general partner of Golder, Thoma, Cressey, Rauner Fund V, L.P. and its predecessor funds, in Chicago, Illinois since 1980. Mr. Thoma is also a director of Global Imaging Systems, Inc. and numerous other private companies.

John Molner	Age: 40

          Mr. Molner has served as a director of the Company since April 2001 and served as an observer on the Board from May 1999 to April 2001. Mr. Molner is a general partner of Brown Brothers Harriman ("BBH"), a private banking and investment firm based in New York, New York. Mr. Molner joined BBH's corporate finance group in April 1990, became a general partner in January 2001, and is currently head of the firm's mergers and acquisitions group. From September 1985 to July 1987, Mr. Molner was employed at First Boston Corporation as a financial analyst in the firm's high technology group. Mr. Molner also serves on the Board of Directors of Infomediary, LLC, a subsidiary of BBH.

Ronald St. Clair	Age: 65

          Mr. St. Clair has served as a director of the Company since October 1997. Mr. St. Clair founded High Reach Equipment, an aerial platform rental company headquartered in Baton Rouge, Louisiana. In 1993, Mr. St. Clair sold High Reach Equipment to Brambles Equipment Services, Inc. In 1994, Mr. St. Clair retired from High Reach Equipment. Subsequent to his retirement from High Reach Equipment, Mr. St. Clair has served in an advisory role for St. Clair Equipment Company, a family-

  owned and -operated rental equipment company, founded in 1960. In 2000, Mr. St. Clair sold St. Clair Equipment Company to the Company.

Joseph Gullion	Age: 52

          Mr. Gullion is the President and Chief Executive Officer of the Company and has served as a director since October 2002. Prior thereto, Mr. Gullion served as Executive Vice President and Chief Operating Officer of AAR Corporation. Previously, Mr. Gullion held positions including President and Chief Executive Officer of Airline Technical Services and Executive Vice President and Chief Operating Officer of Dalfort Aviation.

Former Director

Kevin Rodgers	Age: 52

          Mr. Rodgers was President, Chief Executive Officer and a director of the Company since he founded the Company with Golder, Thoma, Cressey, Rauner Fund V, L.P. in June 1996 until his resignation in September 2002. Prior thereto, Mr. Rodgers served as Chief Executive Officer of Brambles Equipment Services, Inc. and Brambles Records Management, Inc. from 1991 to June 1996. From 1991 to 1996, Mr. Rodgers also held the position of Executive Director of Brambles USA, a subsidiary of Brambles Industries Limited, an Australian public company. From 1979 to 1990, Mr. Rodgers held several positions at Morgan Equipment Company, a privately held heavy equipment dealership, including Chief Executive Officer of Morgan Equipment's Australian operations from 1986 to 1990. Mr. Rodgers resigned from the Board in January 2003.

Executive Officers

Michael Milligan	Age: 40

          Mr. Milligan has been Senior Vice President and Chief Financial Officer of the Company since January 2002. Prior thereto, Mr. Milligan served as Executive Vice President and Chief Financial Officer of Telenisus Corporation from December 1998 to January 2002. From 1986 to December 1998, Mr. Milligan was with PricewaterhouseCoopers LLP, serving most recently as a partner in its Transaction Services Group and national practice leader of its Industry Consolidations Practice. His responsibilities at PricewaterhouseCoopers LLP included managing and executing many mergers, acquisitions and financing transactions and audits of public and private companies.

Stephen Shaughnessy	Age: 47

          Mr. Shaughnessy served as Executive Vice President and Chief Operating Officer of the Company from November 2001 to November 2002. Prior thereto, Mr. Shaughnessy served as Regional Vice President of the NES East Region from April 1999 to November 2001, overseeing the Company's general rental and aerial business along the East Coast, and as President of Shaughnessy Crane Services from September 1998 to April 1999. From 1987 through September 1998, Mr. Shaughnessy held various management positions at Shaughnessy Crane Services, including Vice President, Treasurer and Director. Mr. Shaughnessy currently serves as the Regional Vice President of the North Central Region.

Information About the Board of Directors

        The Board of Directors met six times during 2002. The Board of Directors has an Audit Committee and a Compensation Committee. The Board of Directors may also create other committees, including an executive committee and a nominating committee. Each director attended 75% or more of the meetings of the Board of Directors and any committees on which such director served during 2002.

        Audit Committee.    The Audit Committee of the Board of Directors is composed of two directors (currently Messrs. Molner and Timm). The Audit Committee makes recommendations to the Board of Directors regarding the selection of independent auditors, reviews the independence of such auditors, approves the scope of the annual audit activities of the independent auditors and reviews such audit results. The Audit Committee met four times during 2002. Messrs. Molner and Timm are financial experts serving on the Audit Committee.

        Compensation Committee.    The Compensation Committee is composed of three directors (currently Messrs. Thoma, Molner and St. Clair). The Compensation Committee makes recommendations regarding the Company's First Amended and Restated 1998 Long Term Incentive Plan (the "Incentive Plan") and decisions concerning salaries and incentive compensation for executive officers, key employees and consultants of the Company. The Compensation Committee met two times during 2002.

        The Company does not have a nominating committee.

Compensation of Directors

        Outside directors of the Company (Mr. St. Clair) currently receive for their services an annual retainer of $20,000 and fees of $1,000 for each Board meeting (or $500 if such Board meeting is telephonic) and $500 for each Board committee meeting. All directors are reimbursed for out-of-pocket expenses related to their service as directors, including expenses incurred in connection with attending meetings. Directors may also be issued options pursuant to the Incentive Plan.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers, directors and persons who beneficially own more than ten percent of a registered class of the Company's equity securities to file reports of securities ownership and changes in such ownership with the SEC. Certain officers, directors and greater than ten percent beneficial owners also are required by rules promulgated by the SEC to furnish the Company with copies of all Section 16(a) forms they file.

        Based solely upon a review of the copies of such forms furnished to the Company, or written representations that no Form 5 filings were required, the Company believes that each of its officers, directors and greater than ten percent beneficial owners complied with all Section 16(a) filing requirements applicable to them during 2002.

Audit Committee Report

        The Audit Committee of the Board of Directors is currently comprised of two directors and acts under a written Audit Committee Charter adopted by the Board of Directors. Although Mr. Timm is affiliated with Golder, Thoma, Cressey, Rauner Fund V, L.P., the Company's largest stockholder, the Company believes that each of the members of the Audit Committee is independent, as defined by the Audit Committee Charter.

        Management has the primary responsibility for the Company's financial statements, the reporting process and assurance for the adequacy of controls. The Company's independent auditors are responsible for expressing an opinion on the conformity of the Company's audited financial statements to generally accepted accounting principles. The Audit Committee is responsible for monitoring and overseeing these processes on behalf of the Board of Directors.

        In this context, the Audit Committee has reviewed and discussed the Company's audited financial statements with management and the independent auditors. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 ("SAS 61"). SAS 61 requires independent auditors to communicate matters related to the conduct of the audit to the audit committee.

        In addition, the Audit Committee has received from the independent auditors the written disclosures required by Independence Standards Board Standard No. 1, which requires the written disclosure of all relationships between the Company and its independent auditors that, in the independent auditors' professional judgment, may reasonably be thought to bear on independence and confirmation that, in its professional judgment, it is independent of the company that it is auditing.

        During 2002, the Company retained PricewaterhouseCoopers LLP to provide services as follows for the approximate fees indicated below:

Audit Fees	All Other Fees
$1,010,554	$947,694

        The category of "all other fees" consists primarily of services provided for tax consulting, tax return preparation and audits of employee benefit plans. The Audit Committee has considered whether the independent auditors' provision of services other than audit services is compatible with maintaining auditor independence and has determined that it is compatible. There were no fees paid to PricewaterhouseCoopers LLP for financial information systems design and implementation.

        In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2002 for filing with the Securities and Exchange Commission. The Audit Committee also recommended the reappointment, subject to shareholder ratification, of PricewaterhouseCoopers LLP as the Company's independent auditors for 2003.

        This Audit Committee report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts, and such information shall be entitled to the benefits provided in Item 306(c) and (d) of Regulation S-K and Item 7(e)(3)(v) of Schedule 14A.

Submitted by the Audit Committee of the Board of Directors
John Molner, Chairman Daniel Timm

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information with respect to the beneficial ownership of the Company's Stock as of the Record Date by (1) each stockholder known by the Company to own beneficially five percent or more of the outstanding shares of any class of Stock, (2) each current director and nominee for director of the Company, (3) each Named Executive Officer (as defined on page 9) of the Company and (4) all directors and executive officers of the Company as a group. As of the Record Date, there were 21,151,163 shares of Common Stock outstanding and 100,000 shares of Preferred Stock outstanding. As of the Record Date, each share of Preferred Stock is entitled to 76.923077 votes per share and is convertible at any time at the election of the holder of such shares into 76.923077 shares of Common Stock. To the knowledge of the Company, each stockholder has sole voting and investment power with respect to the shares indicated as beneficially owned, unless otherwise indicated in a footnote. Unless otherwise indicated in a footnote, the business address of each person is the Company's corporate address.

	Common Stock Beneficially Owned		Preferred Stock Beneficially Owned
	Number of Shares(1)	Percent of Class(2)	Number of Shares	Percent of Class	Percent of Vote(2)(3)
Golder, Thoma, Cressey, Rauner Fund V, L.P.(4)	13,861,142	65.5%	—	—	48.1%
The 1818 Fund III, L.P.(5)	—	—	60,000	60.0%	16.0
Co-Investment Partners, L.P.(6)	—	—	25,000	25.0	6.7
Erie Insurance Exchange(7)	—	—	7,000	7.0	1.9
Aquila Limited Partnership(8)	—	—	5,000	5.0	1.3
Erie Indemnity Company(9)	—	—	3,000	3.0	*
Kevin Rodgers(10)	1,376,375	6.4	—	—	4.7
Joseph Gullion	100,000	*	—	—	*
Michael Milligan	—	—	—	—	—
Stephen Shaughnessy(11)	25,500	*	—	—	*
Carl Thoma(12)	13,861,142	65.5	—	—	48.1
John Molner(13)	—	—	60,000	60.0	16.0
Ronald St. Clair(14)	131,829	*	—	—	*
All Directors and Executive Officers as a Group (7 persons)(12)(13)	15,494,846	73.2	60,000	60.0	70.8

*
Less than one percent.

(1)
The number of shares includes shares of Common Stock subject to options exercisable within 60 days of the Record Date.

(2)
Shares of Common Stock subject to options exercisable within 60 days of the Record Date are considered outstanding for the purpose of determining the percentage of the class held by the holder of such option, but not for the purpose of computing the percentage held by others.

(3)
Reflects the voting power of the share holdings shown on the table as a result of the fact that on the Record Date the Common Stock is entitled to one vote per share and on the Record Date the Preferred Stock is entitled to 76.923077 votes per share.

(4)
Includes 24,287 shares of Common Stock held by GTCR Associates V, a partnership affiliated with Golder, Thoma, Cressey, Rauner Fund V, L.P. The address of each of Golder, Thoma, Cressey, Rauner Fund V, L.P. and GTCR Associates V is 6100 Sears Tower, Chicago, Illinois 60606.

(5)
Shares of Preferred Stock are owned of record by The 1818 Fund III, L.P. ("The 1818 Fund"). The general partner of The 1818 Fund is Brown Brothers Harriman & Co. ("BBH"). The address of The 1818 Fund and BBH is 59 Wall Street, New York, New York 10005.

(6)
Shares of Preferred Stock are owned of record by Co-Investment Partners, L.P. ("CIP"). The general partner of CIP is CIP Partners, LLC. The address of each of these holders is 660 Madison Avenue, New York, New York 10021.

(7)
The address of Erie Insurance Exchange ("Erie Insurance") is c/o Erie Insurance Group, 100 Erie Insurance Place, Erie, Pennsylvania 16530.

(8)
The address of Aquila Limited Partnership ("Aquila") is 164 Mason Street, Greenwich, Connecticut 06830.

(9)
The address of Erie Indemnity Company ("Erie Indemnity") is c/o Erie Insurance Group, 100 Erie Insurance Place, Erie, Pennsylvania 16530.

(10)
Includes 1,112,000 shares of Common Stock owned by Mr. Rodgers' family limited partnership, Rodgers Investment Partners, L.P., as to which he disclaims beneficial ownership. The shares of Common Stock beneficially owned by Mr. Rodgers also include 210,000 shares subject to options.

(11)
The shares of Common Stock beneficially owned by Mr. Shaughnessy include 18,000 shares subject to options.

(12)
Includes 13,836,855 shares of Common Stock held by Golder, Thoma, Cressey, Rauner Fund V, L.P., of which GTCR V, L.P. is the general partner, and also includes 24,287 shares of Common Stock held by GTCR Associates V. Mr. Thoma is a principal of Golder, Thoma, Cressey, Rauner, Inc., the general partner of GTCR V, L.P. and the managing general partner of GTCR Associates V, and therefore may be deemed to share investment and voting control over the shares of Common Stock held by Golder, Thoma, Cressey, Rauner Fund V, L.P. and GTCR Associates V. Mr. Thoma disclaims beneficial ownership of the shares of Common Stock owned by Golder, Thoma, Cressey, Rauner Fund V, L.P. and GTCR Associates V. The address of Mr. Thoma is c/o Thoma Cressey Equity Partners, Sears Tower, 92nd Floor, 233 South Wacker Drive, Chicago, Illinois 60606.

(13)
Shares of Preferred Stock are owned of record by The 1818 Fund. Mr. Molner, a general partner at BBH, may be deemed to be the beneficial owner of these shares due to his role as co-manager of The 1818 Fund. Mr. Molner disclaims beneficial ownership of the shares beneficially owned by The 1818 Fund, except to the extent of his pecuniary interest therein. The address of Mr. Molner is 59 Wall Street, New York, New York 10005.

(14)
The shares of Common Stock beneficially owned by Mr. St. Clair include 10,448 shares subject to options.

EXECUTIVE COMPENSATION

        The Board of Directors of the Company determines the compensation of executive officers of the Company. The following table sets forth information regarding the compensation paid or accrued by the Company to the Chief Executive Officer and each of the Company's other executive officers (the "Named Executive Officers") for services rendered to the Company in all capacities during 2002, 2001 and 2000.

Summary Compensation Table

	Annual Compensation							Long-Term Compensation
								Awards			Payouts
Name and Principal Position	Year	Salary ($)	Bonus ($)		Other Annual Compensation ($)			Restricted Stock Awards (#)	Securities Underlying Option/SARs (#)		LTIP Payouts ($)	All Other Compensation ($)
Joseph Gullion(6) President and Chief Executive Officer	2002 2001 2000	122,885 — —		167,903 — —		— — —		100,000 — —	500,000 — —	(7)	— — —	90 — —	(8)
Michael Milligan(9) Senior Vice President and Chief Financial Officer	2002 2001 2000	300,000 — —		150,000 — —		— — —		— — —	— 100,000 —	(11)	— — —	216 — —	(10)
Stephen Shaughnessy(12) Regional Vice President, North Central	2002 2001 2000	300,000 229,817 200,000		145,000 145,000 80,000		80,898 — —	(13)	— — —	— 105,000 5,000	(14)	— — —	4,466 8,698 8,198	(1) (3) (5)
Kevin Rodgers Former President, Chief Executive Officer and Director	2002 2001 2000	$416,000 416,000 400,000	$	— — —	$	— — —		— — —	— 30,000 60,000	(2) (4)	$ — — —	$4,466 8,698 8,198	(1) (3) (5)

(1)
The amount shown includes $4,250 of Company 401(k) matching contributions under the Savings Plan (as defined on page 12) and a $216 life insurance premium payment.

(2)
Options to acquire these shares become exercisable in five equal installments on February 22, 2002, December 31, 2002, December 31, 2003, December 31, 2004 and December 31, 2005.

(3)
The amount shown includes $4,250 of Company 401(k) matching contributions under the Savings Plan, a $4,250 profit sharing contribution under the Savings Plan and a $198 life insurance premium payment.

(4)
Options become exercisable in five equal annual installments beginning December 31, 2000.

(5)
The amount shown includes $4,000 of Company 401(k) matching contributions under the Savings Plan, a $4,000 profit sharing contribution under the Savings Plan and a $198 life insurance premium payment.

(6)
Mr. Gullion became an executive officer of the Company in September 2002.

(7)
The option to acquire 100,000 of these shares becomes exercisable on September 23, 2003. Options to acquire 400,000 of these shares become exercisable in three equal installments on September 23, 2003, September 23, 2004 and September 23, 2005.

(8)
The amount shown reflects a life insurance premium payment.

(9)
Mr. Milligan became an executive officer of the Company effective December 2001.

(10)
The amount shown reflects a life insurance premium payment.

(11)
Options to acquire these shares become exercisable in five equal installments on December 26, 2002, December 31, 2002, December 31, 2003, December 31, 2004 and December 31, 2005.

(12)
Mr. Shaughnessy became an employee of the Company effective September 1998 and became an executive officer of the Company effective November 2001.

(13)
The amount shown reflects relocation-related expenses.

(14)
Options to acquire 5,000 of these shares become exercisable in five equal installments on February 22, 2002, December 31, 2002, December 31, 2003, December 31, 2004 and December 31, 2005. Options to acquire 100,000 of these shares become exercisable in five equal installments on October 31, 2002, December 31, 2002, December 31, 2003, December 31, 2004 and December 31, 2005.

        The following tables set forth, for the Named Executive Officers, information regarding stock options granted or exercised during, or held at the end of, 2002.

Option/SAR Grants in Last Fiscal Year

	Individual Grants					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Name	Number of Securities Underlying Options/SARS Granted (#)(1)		% of Total Options/SARS Granted to Employees in Last Fiscal Year	Exercise Price ($/Share)	Expiration Date	5% ($)(2)	10% ($)(2)
Joseph Gullion	400,000 100,000	(3) (4)	78.0 19.5%	$1.00 5.00	9/23/12	*	*
Michael Milligan	—		—	—	—	—	—
Stephen Shaughnessy	—		—	—	—	—	—
Kevin Rodgers	—		—	—	—	—	—

*
Not meaningful.

(1)
In order to prevent dilution or enlargement of rights under the options, in the event of a reorganization, recapitalization, stock split, stock dividend, combinations of shares, merger, consolidation, distribution of assets or other change in the corporate structure of shares of the Company, the type and number of shares available upon exercise and the exercise price will be adjusted accordingly.

(2)
Amounts reflect assumed rates of appreciation from the fair market value on the date of grant as set forth in the SEC's executive compensation disclosure rules. Actual gains, if any, on stock option exercises depend on future performance of the Common Stock and overall stock market conditions. No assurance can be made that the amounts reflected in these columns will be achieved.

(3)
Options to acquire these shares become exercisable in three equal installments on September 23, 2003, September 23, 2004, and September 23, 2005, and were granted pursuant to the Incentive Plan.

(4)
The option to acquire these shares becomes exercisable on September 23, 2003, and was granted pursuant to the Incentive Plan.

Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End
Option/SAR Values

Name	Shares Acquired On Exercise (#)(1)	Value Realized ($)(1)	Number of Securities Underlying Unexercised Options/SARs at Fiscal Year-End (#) Exercisable/Unexercisable	Value of Unexercised In-the-Money Options/SARs at Fiscal Year-End ($) Exercisable/Unexercisable
Joseph Gullion	—	—	0 500,000	0 0
Michael Milligan	—	—	40,000 60,000	0 0
Stephen Shaughnessy	—	—	65,000 70,000	0 0
Kevin Rodgers	—	$—	288,000 102,000	$0 0

(1)
As of the end of the year, none of the options held by the Named Executive Officers had been exercised.

Management Employment Agreements

        Joseph Gullion.    Mr. Gullion is party to an employment agreement with the Company dated as of September 23, 2002. Under the agreement, Mr. Gullion will receive an annual base salary of $450,000 or such higher amount as the Company may designate. In addition, Mr. Gullion received a signing bonus of $167,903 and 100,000 shares of Common Stock. Mr. Gullion will be eligible for a bonus, payable in the Company's sole discretion, of up to 100% of his base salary following the end of each fiscal year based on his performance and the Company's operating results during that year, with certain performance-related guarantees. Mr. Gullion will also be entitled to participate in all of the Company's employee benefit programs for which employees of the Company are generally eligible.

        Under the agreement, Mr. Gullion was issued stock options representing the right to acquire 500,000 shares of common stock of the Company, subject to vesting and other restrictions set forth in the related stock option agreement entered into between Mr. Gullion and the Company.

        Mr. Gullion's employment with the Company will continue for an initial five year period commencing September 23, 2002, and will continue on a year to year basis thereafter, unless earlier terminated (i) by Mr. Gullion's resignation, death or disability, (ii) by the Company for cause or (iii) by the Company other than for cause. In the event that Mr. Gullion's employment is terminated by Mr. Gullion's resignation, death or disability or by the Company for cause, the Company will pay Mr. Gullion his annual base salary through the date of termination. In the event that Mr. Gullion's employment is terminated by the Company other than for cause, the Company will pay Mr. Gullion his annual base salary through the 12-month anniversary of the date of termination, as well as a pro-rated portion of his bonus, in accordance with the terms of his agreement. In addition, Mr. Gullion will be allowed to continue to participate in the Company's health insurance plans during that 12-month period. In the event of a change in control or a debt maturity event occurs, the Company will pay to Mr. Gullion a cash bonus to compensate for any deficiency between Mr. Gullion's aggregate pre-tax proceeds from the event and $2,000,000.

        Mr. Gullion has agreed not to compete with the Company during the term of his employment and for 12 months thereafter and has agreed not to solicit any customers, suppliers, licensees, licensors, employees or other business relation of the Company during the term of his employment and for 12 months thereafter.

        Michael Milligan.    Mr. Milligan is party to an employment agreement with the Company dated as of December 26, 2001. Under the agreement, Mr. Milligan will receive an annual base salary of $300,000 or such higher amount as the Company may designate. Mr. Milligan will be eligible for a bonus, payable in the Company's sole discretion, of up to 50% of his base salary following the end of each fiscal year based on his performance and the Company's operating results during that year. Mr. Milligan will also be entitled to participate in all of the Company's employee benefit programs for which employees of the Company are generally eligible.

        Under the agreement, Mr. Milligan was issued stock options representing the right to acquire 100,000 shares of common stock of the Company at the strike price of $2.00 per share, subject to vesting and other restrictions set forth in the related stock option agreement entered into between Mr. Milligan and the Company.

        Mr. Milligan's employment with the Company will continue for an initial three year period commencing December 26, 2001, and will continue on a year to year basis thereafter, unless earlier terminated (i) by Mr. Milligan's resignation, death or disability, (ii) by the Company for cause or (iii) by the Company other than for cause. In the event that Mr. Milligan's employment is terminated by Mr. Milligan's resignation, death or disability or by the Company for cause, the Company will pay Mr. Milligan his annual base salary through the date of termination. In the event that Mr. Milligan's employment is terminated by the Company other than for cause, the Company will pay Mr. Milligan his annual base salary through the 12-month anniversary of the date of termination and will allow Mr. Milligan to continue to participate in the Company's health insurance plans during that 12-month period. In the event that the Company is sold (including by a transfer of more than 50% of the voting shares of the Company to a purchaser, a merger of the Company into a company of equal or greater size in terms of tangible assets, or a sale of substantially all of the Company's assets), Mr. Milligan will have the right to demand that such event be treated as a constructive severance with the same rights accruing to him as if he was terminated by the Company other than for cause.

        Mr. Milligan has agreed not to compete with the Company during the term of his employment and for 12 months thereafter and has agreed not to solicit any customers, suppliers, licensees, licensors, employees or other business relation of the Company during the term of his employment and for 12 months thereafter.

        Stephen Shaughnessy.    Mr. Shaughnessy is party to an employment agreement with the Company dated as of November 1, 2001. Under the agreement, Mr. Shaughnessy will receive an annual base salary of $300,000 or such higher amount as the Company may designate. Mr. Shaughnessy will be eligible for a bonus, payable in the Company's sole discretion, of up to 50% of his base salary following the end of each fiscal year based on his performance and the Company's operating results during that year. Mr. Shaughnessy will also be entitled to participate in all of the Company's employee benefit programs for which employees of the Company are generally eligible.

        Under the agreement, Mr. Shaughnessy was issued stock options representing the right to acquire 100,000 shares of common stock of the Company at the strike price of $1.79 per share, subject to vesting and other restrictions set forth in the related stock option agreement entered into between Mr. Shaughnessy and the Company.

        Mr. Shaughnessy's employment with the Company will continue for an initial three year period commencing December 26, 2001, and will continue on a year to year basis thereafter, unless earlier terminated (i) by Mr. Shaughnessy's resignation, death or disability, (ii) by the Company for cause or (iii) by the Company other than for cause. In the event that Mr. Shaughnessy's employment is terminated by Mr. Shaughnessy's resignation, death or disability or by the Company for cause, the Company will pay Mr. Shaughnessy his annual base salary through the date of termination. In the event that Mr. Shaughnessy's employment is terminated by the Company other than for cause, the Company will pay Mr. Shaughnessy his annual base salary through the 12-month anniversary of the date of termination and will allow Mr. Shaughnessy to continue to participate in the Company's health insurance plans during that 12-month period. In the event that the Company is sold (including by a transfer of more than 50% of the voting shares of the Company to a purchaser, a merger of the Company into a company of equal or greater size in terms of tangible assets, or a sale of substantially all of the Company's assets), Mr. Shaughnessy will have the right to demand that such event be treated as a constructive severance with the same rights accruing to him as if he was terminated by the Company other than for cause.

        Mr. Shaughnessy has agreed not to compete with the Company during the term of his employment and for 12 months thereafter and has agreed not to solicit any customers, suppliers, licensees, licensors, employees or other business relation of the Company during the term of his employment and for 12 months thereafter.

Compensation Committee Interlocks and Insider Participation

        The Compensation Committee consists of Messrs. Thoma, Molner and St. Clair. The Company has no Compensation Committee interlocks or insider participation relationships of such persons with the Company to report.

Compensation Committee Report on Executive Compensation

        The Compensation Committee makes determinations regarding salaries, compensation and benefits of executive officers of the Company and develops and administers the Incentive Plan. This Compensation Committee report documents the components of the Company's executive officer compensation programs and describes the bases upon which compensation will be determined by the Compensation Committee with respect to the executive officers of the Company.

        This Compensation Committee report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

        Compensation of Executive Officers.    The compensation philosophy of the Company is to link executive compensation to continuous improvements in corporate performance and increases in stockholder value. The goals of the Company's executive compensation programs are as follows:

  •
  To establish pay levels that are necessary to attract and retain highly qualified executives in light of the overall competitiveness of the market for high quality executive talent.

  •
  To recognize superior individual performance, new responsibilities and new positions within the Company.

  •
  To balance short-term and long-term compensation to complement the Company's annual and long-term business objectives and strategy and to encourage executive performance in furtherance of the fulfillment of those objectives.

  •
  To provide variable compensation opportunities based on the Company's performance.

  •
  To encourage stock ownership by executives.

  •
  To further align the interests of executives with the interests of stockholders.

        Components of 2002 Compensation.    The Compensation Committee reviews the Company's compensation program to ensure that pay levels and incentive opportunities are competitive with the market and reflect the performance of the Company. The particular elements of the compensation program for executive officers are further explained below.

        Base Salary.    The base pay level for each of Messrs. Gullion and Milligan is set forth in each executive's employment agreement. In determining and reviewing base salary levels, the Compensation Committee considers the size and responsibility of the individual's position, the individual's overall performance, the base salaries paid by competitors for comparable positions and, in the case of new hires and in order to help induce the individual to enter the employ of the Company, the individual's compensation history.

        Annual Incentives.    The Company utilizes annual bonuses to focus corporate behavior on the achievement of goals for growth, financial performance and other items. Annual bonuses for executive officers are determined by the Compensation Committee based on the achievement of certain operational and financial objectives determined by it and in accordance with such executive officer's senior management or employment agreement. See "Management Employment Agreements." The operational and financial objectives considered include overall Company performance and the executive's individual performance.

        Stock Ownership.    The Compensation Committee believes that by providing executive officers with an opportunity to establish a meaningful ownership position in the Company, it can help further align the interests of those persons who have substantial responsibility over the management and growth of the Company with the stockholders of the Company. Under the Incentive Plan, the Compensation Committee awarded options to acquire an aggregate of 513,000 shares of Common Stock in 2002, including a grant of 500,000 options to Mr. Gullion. See "Option/SAR Grants in Last Year."

        Chief Executive Officer Compensation.    The base pay level and annual incentive bonus compensation for Mr. Gullion, the Company's Chief Executive Officer, are determined by the Compensation Committee based on achievement of operational and financial objectives determined by it and in accordance with his employment agreement. The Compensation Committee has set Mr. Gullion's base salary for 2003 at $450,000. Mr. Gullion's bonus eligibility amount continues to be 100% of base salary.

        Certain Tax Considerations.    Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the deductibility on the Company's tax return of compensation over $1 million to any of the Named Executive Officers unless, in general, the compensation is paid pursuant to a plan which is performance-based, is non-discretionary and has been approved by the Company's stockholders. The Company's policy with respect to Section 162(m) is to make reasonable efforts to ensure that compensation is deductible without limiting the Company's ability to attract and retain qualified executives.

        Summary.    After its review of all existing programs, the Compensation Committee believes that the total compensation program for executives of the Company is focused on increasing values for stockholders and enhancing corporate performance. The Compensation Committee currently believes that the compensation of executive officers is properly tied to stock appreciation through stock options or stock ownership. The Compensation Committee believes that executive compensation levels at the Company are competitive with the compensation programs provided by other corporations with which the Company competes. The foregoing report has been approved by all members of the Compensation Committee.

Submitted by the Compensation Committee of the Board of Directors
Carl Thoma, Chairman John Molner Ronald St. Clair

401(k) Profit Sharing Plan

        The Company maintains a savings plan (the "Savings Plan") qualified under Section 401(a) and 401(k) of the Internal Revenue Code. Generally, all employees of the Company in the United States who are at least 21 years of age and who have completed six months of service are eligible to participate in the Savings Plan. For each employee who elects to participate in the Savings Plan and makes a contribution thereto, the Company makes a matching contribution of 50% of the first 5% of annual compensation contributed. In addition, the Company may make discretionary profit sharing contributions under the Savings Plan. The maximum contribution for any participant for any year is the maximum amount permitted under Internal Revenue Code.

Long Term Incentive Plan

        The Company has established the Incentive Plan. A maximum of 4,461,191 shares of Common Stock, subject to adjustment, are authorized for the granting of stock options under the plan. Options granted under the Incentive Plan may be either "incentive stock options," which qualify for special tax treatment under the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), or nonqualified stock options. The purposes of the Incentive Plan are to advance the interests of the Company and stockholders by providing Company employees with an additional incentive to continue their efforts on behalf of the Company, as well as to attract to the Company people of experience and ability. The Incentive Plan is intended to comply with Rule 16b-3 of the Exchange Act.

        All officers, directors and other key employees and consultants of the Company or its subsidiaries are eligible to participate under the Incentive Plan, as deemed appropriate by the Compensation Committee of the Board of Directors. Eligible employees will not pay any cash consideration to the Company to receive the options. The Compensation Committee of the Board of Directors administers the Incentive Plan. The exercise price for the incentive stock options must be no less than the fair market value of the Common Stock on the date of grant. The exercise price of nonqualified stock options is not subject to any limitation based upon the then current market value of the Common Stock. Incentive stock options will expire no later than the tenth anniversary of the date of grant and nonqualified stock options will expire no later than ten years and a day from the date of grant.

        An option holder will be able to exercise options from time to time, subject to vesting. All options under the Incentive Plan generally cease vesting when a grantee ceases to be a director, officer or employee of, or to otherwise perform services for, the Company or its subsidiaries. In addition, all options generally expire 90 days after the date of cessation of service, so long as the grantee does not compete with the Company without consent during the 90-day period, while his or her unvested options shall terminate immediately. There are, however, exceptions depending upon the circumstances of cessation. In the event of retirement, a grantee's vested options will remain exercisable for up to three years after the date of retirement, so long as the grantee does not compete with the Company without consent during the three-year period, while his or her unvested options shall terminate immediately. Upon termination for cause, all options will terminate immediately, whether or not vested. Subject to the above conditions, the Compensation Committee of the Board of Directors, in its sole discretion, will set the exercise price, duration of the options and vesting provisions.

PERFORMANCE GRAPH

        The following graph compares the Company's cumulative total stockholder return on an investment of $100 since July 14, 1998, the Company's initial trading date, with that of the S&P Smallcap 600 Index and that of a peer group of selected companies that the Company believes are most comparable to the Company. The peer group is comprised of the following companies: NationsRent Inc., Neff Corp. and United Rentals Inc.

	NATIONAL EQUIPMENT SERVICES INC.	PEER GROUP	S&P SMALL CAP 600 INDEX
7/14/98	$100.00	$100.00	$100.00
12/31/98	$76.67	$71.86	$92.08
12/31/99	$41.67	$41.76	$103.50
12/29/00	$12.50	$27.18	$115.71
12/31/01	$13.33	$41.43	$123.27
12/31/02	$2.00	$19.57	$105.24

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Certain Loans to Executives

        In January 1997, the Company loaned $64,000 to Mr. Rodgers pursuant to a promissory note (the "Executive Note") to finance their purchase of the Company's securities. The Executive Note is secured by a pledge of the securities purchased with such Executive Note pursuant to an Executive Stock Pledge Agreement between the Company and Mr. Rodgers. The Executive Note bears interest at a rate per annum equal to the applicable federal rate as set forth in Section 1274(d) of the Internal Revenue Code of 1986, as amended. The principal amount of the Executive Note and all interest accrued thereon matures in part on June 4, 2006, with the remainder maturing on January 6, 2007. The Executive Notes may be prepaid in full or in part at any time. Mr. Rodger's note was prepaid in full in 2003.

First Registration Agreement

        In connection with the formation of the Company, the Company and its stockholders entered into a Registration Agreement dated as of June 4, 1996 (the "First Registration Agreement") pursuant to which certain stockholders have the right in certain circumstances and, subject to certain conditions, to require the Company to register shares of the Company's Common Stock held by them under the Securities Act. Under the First Registration Agreement, except in limited circumstances, the Company is obligated to pay all expenses in connection with such registration.

Preferred Stock Offering

        On May 14, 1999, the Company issued 36,000, 15,000, 1,800, 4,200 and 3,000 shares of Preferred Stock to The 1818 Fund, CIP, Erie Indemnity, Erie Exchange and Aquila, respectively, for consideration of $36.0 million, $15.0 million, $1.8 million, $4.2 million and $3.0 million, respectively. On June 18, 1999, the Company issued 24,000, 10,000, 1,200, 2,800 and 2,000 shares of Preferred Stock to The 1818 Fund, CIP, Erie Indemnity, Erie Exchange and Aquila, respectively, for consideration of $24.0 million, $10.0 million, $1.2 million, $2.8 million and $2.0 million, respectively.

        The Company paid to each purchaser of Preferred Stock upon consummation of each investment a facility fee equal to 5% of the purchase price paid by such purchaser.

        In connection with the investment, the Company, The 1818 Fund, CIP, Erie Indemnity, Erie Exchange and Aquila entered into a Registration Rights Agreement dated as of May 14, 1999 (the "Second Registration Rights Agreement") pursuant to which the Preferred Stock investors have the right in certain circumstances, and subject to certain conditions, to require the Company to register shares of the Company's Preferred Stock and Common Stock held by them under the Securities Act. Under the Second Registration Rights Agreement, except in limited circumstances, the Company is obligated to pay expenses in connection with such registration.

St. Clair Equipment Company Purchase

        On August 31, 2000, the Company acquired substantially all of the assets of St. Clair Equipment Company for approximately $2.7 million. St. Clair Equipment Company was owned and controlled by Mr. St. Clair and his wife, Theresa St. Clair. In connection with this acquisition, on September 15, 2000, the Company also purchased two JLG booms from Vacajun II for approximately $120,000. Vacajun II is owned and controlled by Mr. St. Clair's stepmother, Bobbi St. Clair, and his two sisters, Cathy Stephens and Vicki Smith.

SOLICITATION AND EXPENSES OF SOLICITATION

        The solicitation of proxies will be made initially by mail. The Company's directors, officers and employees may also solicit proxies in person or by telephone without additional compensation. In addition, proxies may be solicited by certain banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries who will mail material to or otherwise communicate with the beneficial owners of shares of the Company's Common Stock and Preferred Stock. The Company will pay all expenses of solicitation of proxies.

ANNUAL REPORT AND FORM 10-K

        A copy of the Company's Annual Report on Form 10-K for the Year ended December 31, 2002, is included with this mailing. Any stockholder entitled to vote at the Annual Meeting who did not receive a copy may obtain one by writing or calling Mr. Michael Milligan, Senior Vice President and Secretary, National Equipment Services, Inc., 1603 Orrington Avenue, Suite 1600, Evanston, Illinois 60201, telephone (847) 733-1000.

SUBMISSION OF STOCKHOLDER PROPOSALS FOR THE 2003 ANNUAL MEETING

        Stockholder proposals for inclusion in the Proxy Statement to be issued in connection with the 2004 Annual Meeting of Stockholders must be mailed to the Corporate Secretary, National Equipment Services, Inc., 1603 Orrington Avenue, Suite 1600, Evanston, Illinois 60201, and must have been received by the Corporate Secretary on or before December 29, 2003. The Company will consider only proposals meeting the requirements of applicable SEC rules.

The Board of Directors
April 29, 2003

PROXY	NATIONAL EQUIPMENT SERVICES, INC. 1503 Orrington Avenue, Suite 1600 EVANSTON, ILLINOIS 60201	PROXY
SOLICITED BY THE BOARD OF DIRECTORS

        The undersigned hereby appoints Joseph M. Gullion and Michael D. Milligan, and each of them, proxies, with power of substitution and revocation, acting together or, if only one is present and voting, then that one, to vote the stock of National Equipment Services, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on May 29, 2003 and at any adjournments or postponements thereof, with all the powers the undersigned would possess if personally present, as designated herein and authorizes the proxies to vote in accordance with the recommendations of the Company's management upon such other business as may properly come before the Annual Meeting of Stockholders.

        THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEE LISTED IN ITEM 1 AND FOR ITEM 2.

New Address:

(Continued and to be signed on the reverse side.)

6662—National Equipment Services, Inc.

NATIONAL EQUIPMENT SERVICES, INC. PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. ☒
[	]
THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS 1 AND 2.
		For	Withhold			For	Against	Abstain
1.	Election of Director: Nominee: Daniel Timm	☐	☐	2.	Ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent public accountants for the fiscal year ending December 31, 2003.	☐	☐	☐
Check here if you plan to attend the annual meeting. ☐
☐ Check here for address change.
Dated:	, 2003
Signature(s)
Please date and sign exactly as names appear on this Proxy. Joint owners should each sign. Trustees, executors, etc. should indicate the capacity in which they are signing.

/*\ FOLD AND DETACH HERE /*\

YOUR VOTE IS IMPORTANT.

PLEASE DATE, SIGN AND RETURN PROMPTLY IN
THE ENCLOSED POSTAGE PAID ENVELOPE.

6662—National Equipment Services, Inc.

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
PROPOSAL 1 ELECTION OF DIRECTORS
PROPOSAL 2 RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS
MANAGEMENT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE COMPENSATION
PERFORMANCE GRAPH
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SOLICITATION AND EXPENSES OF SOLICITATION
ANNUAL REPORT AND FORM 10-K
SUBMISSION OF STOCKHOLDER PROPOSALS FOR THE 2003 ANNUAL MEETING